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                                                             Exhibit 23.2

                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-4 (file no. 333-83917) of our report dated February 28, 1997 (except with respect to the information in Notes 1, 2 and 14 related to the June 16, 1999 reorganization, as to which the date is June 16, 1999) on our audit of the consolidated statements of income, changes in stockholder's equity and cash flows for the year ended December 31, 1996 of Motorcoach Industries International, Inc. We also consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Historical Financial Data."


                                                 PricewaterhouseCoopers LLP

                                             /s/ PricewaterhouseCoopers LLP


Chicago, Illinois
September 23, 1999